Exhibit 99.1

Service Corporation International Announces Senior Notes Offering

HOUSTON, Texas, August 3, 2020 — Service Corporation International (NYSE: SCI) (the “Company”) announces that it intends to offer $850 million aggregate principal amount of senior notes, subject to market and other conditions. The offering will be made by means of an underwritten public offering pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). The Company will use net proceeds from the offering, together with cash on hand, to repurchase its $850 million 5.375% Senior Notes due 2024 (the “Existing Notes”) pursuant to a concurrent tender offer, and pay related fees and expenses.

BofA Securities will act as the lead joint book-running manager for the offering.

The offering may be made only by means of a prospectus supplement and accompanying base prospectus. The prospectus supplement will be filed with the SEC and may be found on its website at www.sec.gov. When available, copies of the prospectus supplement relating to the public offering may be obtained from:

BofA Securities

Attention: Prospectus Department

NC1-004-03-43

200 North College Street, 3rd Floor

Charlotte, North Carolina 28255-0001

Telephone: (800) 294-1322

Email: dg.prospectus_requests@bofa.com

This press release does not constitute an offer to sell or purchase, nor the solicitation of an offer to buy or an offer to sell, the securities described herein, including the Existing Notes that are subject to the concurrent tender offer, nor shall there be any sale or purchase of such securities in any state in which such offer, solicitation, purchase or sale would be unlawful.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe”, “estimate”, “project”, “expect”, “anticipate”, or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual consolidated results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.

For further information on these and other risks and uncertainties, see our SEC filings, including our 2019 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At June 30, 2020, we owned and operated 1,472 funeral service locations and 483 cemeteries (of which 296 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.

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